Exhibit 99.1

Clearwater Paper Reports First Quarter 2021 Results

SPOKANE, Wash.--(BUSINESS WIRE)--May 5, 2021 --Clearwater Paper Corporation (NYSE:CLW), a premier supplier of quality tissue and bleached paperboard products, today reported financial results for the first quarter of 2021.
FIRST QUARTER HIGHLIGHTS
•Net income of $12 million, or $0.71 per diluted share
•Adjusted EBITDA of $54 million
•Reduced net debt by $21 million
•Strong demand for paperboard products

“Both of our businesses performed well in the first quarter, despite some headwinds. For paperboard, we experienced strong demand and robust backlogs. The tissue business saw a decrease in demand as consumers de-stocked their pantries and retailers reduced orders to manage their inventories,” said Arsen Kitch, president and chief executive officer. “While the decrease in tissue demand is a short-term phenomenon, we remain focused on generating cash, reducing debt, and driving long-term performance improvements.”
OVERALL RESULTS
For the first quarter of 2021, Clearwater Paper reported net sales of $426 million, an 11% decrease compared to net sales of $478 million for the first quarter of 2020. Net income for the first quarter of 2021 was $12 million, or $0.71 per diluted share, compared to net income for the first quarter of 2020 of $10 million, or $0.62 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net income in the first quarter of 2021 of $12 million, or $0.69 per diluted share, compared to first quarter 2020 adjusted net income of $10 million, or $0.57 per diluted share. Adjusted EBITDA for the quarter was $54 million, compared to the first quarter of 2020 Adjusted EBITDA of $55 million.
Pulp and Paperboard Products Segment
Net sales in the Paperboard Products segment were $220 million for the first quarter of 2021, down 2% compared to first quarter 2020 net sales of $223 million. Segment operating income for the first quarter of 2021 was $25 million compared to $26 million for the first quarter of 2020. Adjusted EBITDA for the segment was $34 million in the first quarter of 2021, compared to $35 million in the first quarter of 2020. The decrease in operating income and Adjusted EBITDA was driven by lower production, higher natural gas and other input costs related to the weather event at our Cypress Bend location which were partially offset by higher sales prices.
Paperboard Sales Volumes and Prices:
• Paperboard sales volumes were 206,712 tons in the first quarter of 2021, a decrease of 1% compared to 207,916 tons in the first quarter of 2020.
• Paperboard average net selling price increased 1% to $1,028 per ton for the first quarter of 2021, compared to $1,013 per ton in the first quarter of 2020.
Consumer Products Segment
Net sales in the Consumer Products segment were $208 million for the first quarter of 2021, down 21% compared to the first quarter 2020 net sales of $263 million. In the first quarter of 2021, converted case shipments totaled 11.7 million cases, a decrease of 23% compared to 15.2 million cases shipped in the first quarter of 2020. Segment operating income for the first quarter of 2021 was $18 million compared to operating income of $15 million in the first quarter of 2020. Adjusted EBITDA for the segment was $35 million in the first quarter of 2021, up from $32 million in the first quarter of 2020. The increase in operating income and Adjusted EBITDA was driven by lower input costs, primarily in packaging and chemicals and higher throughput creating improved operating efficiencies in our operations, partially offset by lower sales volume.
Retail Tissue Sales Volumes and Prices:
• Retail tissue volumes sold were 70,762 tons in the first quarter of 2021, a decrease of 22% compared to 90,791 tons in the first quarter of 2020. Retail volumes represented 88% of total volumes sold in the first quarter of 2021, a decrease from 91% in the first quarter of 2020.

• Retail tissue selling prices increased 1% to $2,758 per ton in the first quarter of 2021, compared to $2,732 per ton in the first quarter of 2020.
COMPANY OUTLOOK
“We are continuing to position our businesses for long-term success, while taking actions that will help offset cost inflation and the short-term market driven adjustment in tissue demand. Our paperboard business continues to perform well with favorable market dynamics. We are confident that our focus on business improvements will deliver sustained performance in the long run,” Kitch concluded.

WEBCAST INFORMATION
Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Standard Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at https://ir.clearwaterpaper.com/investors/events-and-presentations beginning at 5:00 p.m. Pacific Time today.
ABOUT CLEARWATER PAPER
Clearwater Paper is a premier supplier of private-branded tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores.  In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.
USE OF NON-GAAP MEASURES
In this press release, the company presents certain non-GAAP financial information for the first quarter of 2021 and 2020, including adjusted income (loss) and Adjusted EBITDA. Because these amounts are not in accordance with GAAP, reconciliations to net income (loss) as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses Adjusted EBITDA: (i) as factors in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of the company's business strategies, and (iii) because the company's credit agreement and the indentures governing the company's outstanding notes use metrics similar to Adjusted EBITDA to measure the company's compliance with certain covenants.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding cash generation, debt reduction, performance improvements, and market conditions, product demand and dynamics. These forward-looking statements are based on current expectations, estimates, assumptions, and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: the impact of the COVID-19 pandemic on our business and operations, our suppliers' operations and our customer demand; competitive pricing pressures for our products, including as a result of increased capacity, as additional manufacturing facilities are operated by our competitors and the impact of foreign currency fluctuations on the pricing of products globally; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; changes in customer product preferences and competitors' product offerings; larger competitors having operational, financial and other advantages; customer acceptance and timing and quantity of purchases of our tissue products, including the existence of sufficient demand for and the quality of tissue produced by the company’s expanded Shelby, North Carolina operations; consolidation and vertical integration of converting operations in the paperboard industry; our ability to successfully implement our operational efficiencies and cost savings strategies, along with related capital projects; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunctions and damage to the company’s manufacturing facilities; cyber-security risks; changes in costs for and availability of packaging supplies, chemicals, energy, and maintenance and repairs; labor disruptions; cyclical industry conditions; changes in expenses, required contributions, and potential withdrawal costs associated with our pension plans; environmental liabilities or expenditures; reliance on a limited number of third-party suppliers for raw materials; our ability to attract, motivate, train and retain qualified and key personnel; our substantial indebtedness and ability to service our debt obligations and restrictions on our business from debt covenants and terms; negative changes in our credit agency ratings; changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020 and subsequently filed periodic reports on Form 10-Q. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations after the date of this press release.

Clearwater Paper Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(In millions, except per-share data)	2021	2020
Net sales	$425.9	$477.9
Costs and expenses:
Cost of sales	370.6	423.0
Selling, general and administrative expenses	27.8	27.5
Other operating charges, net	0.4	8.6
Total operating costs and expenses	398.8	459.1
Income from operations	27.1	18.8
Interest expense, net	(9.3)	(12.8)
Other non-operating expense	(2.5)	(1.9)
Total non-operating expense	(11.8)	(14.7)
Income before income taxes	15.3	4.1
Income tax provision (benefit)	3.2	(6.2)
Net income	$12.1	$10.3

Net income per common share:
Basic	$0.73	$0.62
Diluted	0.71	0.62
Average shares outstanding (in thousands):
Basic	16,647	16,555
Diluted	16,979	16,615

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$57.1	$35.9
Receivables, net	134.9	160.6
Inventories	293.1	263.3
Other current assets	15.3	15.2
Total current assets	500.4	474.9
Property, plant and equipment, net	1,173.2	1,191.5
Operating lease right-of-use assets	60.9	63.5
Goodwill and intangibles, net	48.0	48.8
Other assets, net	21.3	21.7
TOTAL ASSETS	$1,803.9	$1,800.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$1.7	$1.7
Accounts payable and accrued liabilities	233.5	243.1
Total current liabilities	235.3	244.8
Long-term debt	716.3	716.4
Long-term operating lease liabilities	51.0	54.3
Liability for pension and other postretirement employee benefits	79.6	80.5
Deferred tax liabilities and other long-term obligations	185.6	183.3
TOTAL LIABILITIES	1,267.8	1,279.3

Common stock	—	—
Paid in capital	17.6	16.6
Retained earnings	570.9	558.8
Accumulated other comprehensive loss, net of tax	(52.4)	(54.3)
TOTAL STOCKHOLDERS' EQUITY	536.1	521.1
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,803.9	$1,800.4

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended March 31,
(In millions)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12.1	$10.3
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	26.8	28.0
Stock-based compensation expense	2.4	1.5
Deferred and other income taxes	(0.4)	1.8
Pension and other postretirement benefit plans	1.7	0.8
Gain on divested assets	—	(1.4)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	25.7	(37.3)
(Increase) decrease in inventory	(29.7)	40.9
Increase in other current assets	(0.2)	(9.0)
Decrease in accounts payable and accrued liabilities	(6.2)	(24.0)
Other, net	1.7	0.1
Net cash flows provided by operating activities	33.8	11.7
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(11.1)	(10.5)
Net cash flows used in investing activities	(11.1)	(10.5)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of short-term debt	—	88.5
Repayments of short-term debt	—	(48.5)
Repayments of long-term debt	(0.4)	(1.1)
Proceeds from sale of stock under employee awards	0.5	—
Taxes paid related to net share settlement of equity awards	(1.6)	(0.7)
Other, net	—	(0.2)
Net cash flows provided by (used in) financing activities	(1.4)	38.1
Increase in cash, cash equivalents and restricted cash	21.2	39.3
Cash, cash equivalents and restricted cash at beginning of period	36.9	22.4
Cash, cash equivalents and restricted cash at end of period	$58.2	$61.7

Clearwater Paper Corporation
Segment Information
(Unaudited)

	Three Months Ended March 31,
(In millions)	2021	2020
Segment net sales:
Pulp and Paperboard	$219.7	$223.1
Consumer Products	208.4	262.5
Eliminations	(2.2)	(7.8)
Total segment net sales	$425.9	$477.9

Operating income:
Pulp and Paperboard	$25.0	$26.2
Consumer Products	17.9	14.6
Corporate and eliminations	(15.5)	(13.4)
Other operating charges, net	(0.4)	(8.6)
Income from operations	$27.1	$18.8

Note: Certain amounts have been reclassed from the prior year presentation to reflect the realignment of Clearwater Paper’s baled pulp sales to record inter-segment sales at market price and the realignment of outside pulp sales to the producing segment.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
(In millions)	2021	2020
Net income	$12.1	$10.3
Add back:
Income tax provision (benefit)	3.2	(6.2)
Interest expense, net	9.3	12.8
Depreciation and amortization expense	26.8	28.0
Other operating charges, net[1]	0.4	8.6
Other non-operating expense	2.5	1.9
Adjusted EBITDA	$54.3	$55.4

Pulp and Paperboard income	$25.0	$26.2
Depreciation and amortization	9.0	9.3
Paperboard Adjusted EBITDA	$34.0	$35.5

Consumer Products income	$17.9	$14.6
Depreciation and amortization	16.8	17.3
Consumer Products Adjusted EBITDA	$34.7	$31.9

Corporate expenses	$(15.5)	$(13.4)
Depreciation and amortization	1.1	1.4
Corporate Adjusted EBITDA	$(14.4)	$(12.0)

Pulp and Paperboard	$34.0	$35.5
Consumer Products	34.7	31.9
Corporate	(14.4)	(12.0)
Adjusted EBITDA	$54.3	$55.4
1    Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 8 within Clearwater Paper's Form 10-Q filed with the SEC for the period end March 31, 2021 for the detailed breakout of this amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended March 31,
(In millions, except per-share data)	2021	2020

Adjusted Net Income:
Net income	$12.1	$10.3
Add back:
Income tax provision (benefit)	3.2	(6.2)
Income before income taxes	15.3	4.1

Add back:
Other operating charges, net	0.4	8.6
Adjusted income before tax	15.7	12.7
Normalized income tax provision	3.9	3.2
Adjusted net income	$11.7	$9.5

Weighted average diluted shares	16,979	16,615

Adjusted income per diluted share	$0.69	$0.57

	March 31, 2021	December 31, 2020
Calculation of Net Debt:
Current portion long-term debt	$1.7	$1.7
Long-term debt	716.3	716.4
Add back:
Unamortized deferred debt costs	6.6	6.9
Less:
Financing leases	20.4	20.8
Cash	57.1	35.9
Net Debt	$647.1	$668.4

Clearwater Paper Corporation

Investors contact:
Sloan Bohlen
Solebury Trout
509.344.5906

News media:
Shannon Myers
509.344.5967

investorinfo@clearwaterpaper.com